EXHIBIT 4.1

                              CONSULTING AGREEMENT


This Consulting Agreement (the "Agreement") is entered into this 1st day of May 2003, by and between OrderPro Logistics, Inc. (the "Company") and Sarah Proctor (the "Consultant").

WHEREAS, Consultant is skilled in providing strategic business planning;

       Consultant is experienced in the Transportation Brokerage Business;

WHEREAS, Company desires to engage Consultant to provide business planning and other services to Company;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, it is agreed:

     1. Company hereby engages Consultant and Consultant hereby accepts this engagement on a non-exclusive basis pursuant to the terms and conditions of this Consulting Agreement.

     2. Consultant shall assist Company with public mergers and acquisitions. Consultant will also assist Company in connection with general business strategy, operations and marketing management procedures.

     3. In order to assist Consultant with her activities, Company will provide Consultant with such information as may be required by Consultant. Company will make available to Consultant copies of all material agreements, notice of pending or threatened litigation and notice of all press releases.

     4. Consultant agrees that she has not been retained for any of the following activities and/or purposes: ---

          A. For capital raising or for promotional activities regarding Company's securities.

          B. To directly or indirectly promote or maintain a market for Company's securities.

          C.   To   render   investor    relations   services   or   shareholder
               communications service to Company.

     5. In consideration of the services to be provided, Consultant shall receive a fee of Two Million (2,000,000) shares of Company's stock. .

     6. The Term of this agreement is for twelve months from the date first written above.

     7. During the term of this Agreement each party may have access to trade secrets, know-how, formulae, customer and price lists, all of which are valuable, special, proprietary and unique assets of each. The parties agree that all knowledge and information which each other shall acquire during the term of this Agreement shall be held in trust
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          and in a fiduciary  capacity  for the sole benefit of the other party, its successors and assigns, and each agrees not to publish or divulge either during the term of this Agreement or subsequent thereto, knowledge of any technical or confidential information acquired during the term of this Agreement. At the termination of this Agreement, or at any other time, either party may request the other party deliver to the other, without retaining any copies, notes or excerpts thereof,
          all  memoranda,   diaries,  notes,  records,  plans,   specifications,
          formulae or other documents relating to, directly or indirectly, any confidential information made or compiled by, or delivered or made available to, or otherwise obtained by the respective parties. However, the foregoing shall not prohibit Consultant from engaging in any work at any time following the termination of this Agreement that does not conflict with the terms of this Agreement.

     8. Except as otherwise provided herein, any notice or other communication to any party pursuant to or relating to this Agreement and the transactions provided for herein shall be deemed to have been given or delivered when deposited in the United States Mail, registered or certified, and with proper postage and registration or certification fees prepaid, addressed at their principal place of business or to such other address as may be designated by either party in writing.

     9. This Agreement shall be governed and interpreted pursuant to the laws of the State of Arizona. The parties agree to the jurisdiction of the courts with venue in Pima County, Arizona. In the event of any breach of this Agreement, the prevailing party shall be entitled to recover all costs including reasonable attorney's fees and those that may be incurred on appeal.

     10. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce for more than one counterpart.

IN WITNESS WHEREOF, the parties hereto have subscribed their hands on the day and year first above written.

CONSULTANT:                                 COMPANY:
Sarah Proctor                               ORDERPRO LOGISTICS, INC.


/s/ Sarah Proctor                            /s/ Richard Windorski
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Sarah Proctor                                        Richard Windorski, CEO